Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-116691, 333-14373, 333-25973, 333-62631, 333-34200, 333-61688, 333-64892, 333-102444, and 333-106197) on Form S-8 and (No. 333-135945) on Form S-3 of North American Scientific, Inc. of our report, dated January 10, 2007, relating to our audit of the consolidated financial statements, financial statement schedule, and internal control over financial reporting which appear in this Annual Report on Form 10-K of North American Scientific, Inc. for the year ended October 31, 2006.

/s/SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
January 10, 2007